EXODUS MOVEMENT, INC.

INSIDER TRADING POLICY

Adopted by the Board of Directors on May 21, 2021. Updated on March 5, 2025.

A. POLICY OVERVIEW

Exodus Movement, Inc., a Delaware corporation (together with any subsidiaries, collectively the “Company”), has adopted this Insider Trading Policy (the “Policy”) to help you comply with the federal and state securities laws and regulations that govern trading in securities and to help the Company minimize its own legal and reputational risk.

It is your responsibility to understand and follow this Policy. Insider trading is illegal and a violation of this Policy. In addition to your own liability for insider trading, the Company, as well as individual directors, officers and other supervisory personnel, could face liability. Even the appearance of insider trading can lead to government investigations or lawsuits that are time-consuming, expensive and can lead to criminal and civil liability, including damages and fines, imprisonment and bars on serving as an officer or director of a public company, not to mention irreparable damage to both your and the Company’s reputation.

The Company’s Deputy General Counsel administers this Policy. The Deputy General Counsel may designate others, from time to time, to assist with the execution of his or her duties under this Policy.

B. POLICY STATEMENT

No Trading on Material Nonpublic Information. It is illegal for anyone to trade in securities on the basis of material nonpublic information. If you are aware of material nonpublic information about the Company, you are prohibited from:

a.
transacting in securities of the Company;
b.
disclosing it to other employees, consultants, contractors, agents or other service providers whose roles do not require them to have the information; or
c.
disclosing it to anyone outside of the Company, including family, friends, business associates, investors or consulting firms, without prior written authorization from the Deputy General Counsel.

In addition, material nonpublic information about another company that you learn through your job at the Company is subject to these same restrictions around disclosure and trading. If you are aware of material nonpublic information about the Company’s suppliers, customers or competitors, you cannot use that information to trade securities of such other company. Any such action will be deemed a violation of this Policy.

No Disclosure of Confidential Information. You may not at any time disclose material nonpublic information about the Company or about another company that you obtained in connection with your service with the Company to friends, family members or any other person or entity that the Company has not authorized to know such information. In addition, you must handle the confidential information of others in accordance with any related non-disclosure agreements and other obligations that the Company has with them and limit your use of the confidential information to the purpose for which it was disclosed.

If you receive an inquiry for information from someone outside of the Company, such as a stock analyst, or a request for sensitive information outside the ordinary course of business from someone outside of the Company, such as a business partner, vendor, supplier or salesperson, then you should refer the inquiry to the Deputy General Counsel. Responding to a request yourself may violate this Policy and, in some circumstances, the law.

Definition of Material Nonpublic Information. “Material information” means information that a reasonable investor would be substantially likely to consider important in deciding whether to buy, hold or sell securities of the Company or view as significantly altering the total mix of information available in the marketplace about the Company as an issuer of the securities. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material.

It is not possible to define all categories of “material” information. However, some examples of information that could be regarded as material include, but are not limited to:

a.
financial results, key metrics, financial condition, earnings pre-announcements, guidance, projections or forecasts, particularly if inconsistent with the Company’s guidance or the expectations of the investment community;
b.
restatements of financial results, or material impairments, write-offs or restructurings;
c.
changes in independent auditors, or notification that the Company may no longer rely on an audit report;
d.
business plans or budgets;
e.
creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;
f.
impending bankruptcy or financial liquidity problems;
g.
significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with customers, suppliers, distributors, manufacturers or other business partners;
h.
significant information relating to the operation of product or service, such as new products or services, major modifications or performance issues, defects or recalls, significant pricing changes or other announcements of a significant nature;
i.
significant developments in research and development or relating to intellectual property;
j.
significant legal or regulatory developments, whether positive or negative, actual or threatened, including litigation or resolving litigation;
k.
major events involving the Company’s securities, including calls of securities for redemption, adoption of or increases in stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders or notice of delisting;

l.
significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of the Company;
m.
major personnel changes, such as changes in senior management or employee lay-offs;
n.
data breaches or other cybersecurity events;
o.
updates regarding any prior material disclosure that has materially changed; and
p.
the existence of a special blackout period.

“Material nonpublic information” means material information that is not generally known or made available to the public. Even if the information is widely known throughout the Company, it may still be nonpublic. Generally, in order for information to be considered public, it must be made generally available through media outlets or SEC filings.

After the release of information, a reasonable period of time must elapse in order to provide the public an opportunity to absorb and evaluate the information provided. As a general rule, at least one full trading day shall pass after the dissemination of information before being considered public.

As a rule of thumb, if you think something might be material nonpublic information, it probably is. You can always reach out to the Deputy General Counsel if you have questions.

C. PERSONS COVERED BY THIS POLICY

This Policy applies to you if you are a director, officer, employee, consultant or contractor, both inside and outside of the United States. To the extent applicable to you, this Policy also covers your immediate family members, persons with whom you share a household, persons who are your economic dependents and any entity whose transactions in securities you influence, direct or control. You are responsible for making sure that these other individuals and entities comply with this Policy. The Company may also determine that other individuals, such as agents or service providers who have access to material non-public information about the Company, should be subject to this Policy.

This Policy continues to apply even if you leave the Company or are otherwise no longer affiliated with or providing services to the Company, for as long as you are aware of material nonpublic information. In addition, if you are subject to a trading blackout under this Policy at the time you leave the Company, you must abide by the applicable trading restrictions until at least the end of the relevant blackout period.

D. TRADING COVERED BY THIS POLICY

Except as discussed in Section H (Exceptions to Trading Restrictions), this Policy applies to all transactions involving the Company’s securities or other companies’ securities for which you are aware of material nonpublic information obtained in connection with your service with the Company. This Policy therefore applies to:

1.
any purchase, sale, loan or other transfer or disposition of any equity securities (including common stock, options, restricted stock units, warrants and preferred stock) and debt securities (including debentures, bonds and notes) of the Company and such other companies, whether direct or indirect (including transactions made on your behalf by money managers);
2.
any other arrangement that generates gains or losses from or based on changes in the prices of such securities including derivative securities (for example, exchange-traded put or call options, swaps,

caps and collars), hedging and pledging transactions, short sales and certain arrangements regarding participation in benefit plans; and
3.
any offer to engage in the transactions discussed above.

There are no exceptions from insider trading laws or this Policy based on the size of the transaction or the type of consideration received.

E. TRADING RESTRICTIONS

Subject to the exceptions set forth below, this Policy restricts trading during certain periods and by certain people as follows:

Quarterly Blackout Periods. Except as discussed in Section H (Exceptions to Trading Restrictions), all directors, officers, employees, consultants, advisors, contractors, agents, and other service providers, must refrain from conducting transactions involving the Company’s securities during quarterly blackout periods. To the extent applicable to you, quarterly blackout periods also cover your immediate family members, persons with whom you share a household, persons who are your economic dependents, and any entity whose transactions in securities you influence, direct or control. Even if you are not specifically identified as being subject to quarterly blackout periods, you should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure.

Quarterly blackout periods will start at the end of the fifteenth day of the third month of each fiscal quarter and will end at the start of the second full trading day following the issuance of the Company’s earnings release. For example, if the Company issues its earnings release after market close on Monday (or before market open on Tuesday), then the first time you can trade Company securities is at market open on Wednesday.

The prohibition against trading during the blackout period also means that brokers cannot fulfill open orders on your behalf or on behalf of your immediate family members, persons with whom you share a household, persons who are your economic dependents, or any entity whose transactions in securities you influence, direct or control, during the blackout period, including “limit orders” to buy or sell stock at a specific price or better and “stop orders” to buy or sell stock once the price of the stock reaches a specified price. If you are subject to blackout periods or pre-clearance requirements, you should so inform any broker with whom such an open order is placed at the time it is placed.

Special Blackout Periods. The Company always retains the right to impose additional or longer trading blackout periods at any time on any or all of its directors, officers, employees, consultants, advisors, contractors, agents and other service providers. The Deputy General Counsel will notify you if you are subject to a special blackout period. If you are notified that you are subject to a special blackout period, you may not engage in any transaction of the Company’s securities until the special blackout period has ended other than the transactions that are covered by the exceptions below. You also may not disclose to anyone else that the Company has imposed a special blackout period. To the extent applicable to you, special blackout periods also cover your immediate family members, persons with whom you share a household, persons who are your economic dependents, and any entity whose transactions in securities you influence, direct or control.

F. PROHIBITED TRANSACTIONS

You may not engage in any of the following types of transactions other than as noted below, regardless of whether you have material nonpublic information or not.

Short Sales. You may not engage in short sales (meaning the sale of a security that must be borrowed to make delivery) or “sell short against the box” (meaning the sale of a security with delayed delivery) if such sales involve the Company’s securities.

Derivative Securities and Hedging Transactions. You may not, directly or indirectly, (a) trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities (other than stock options, restricted stock units and other compensatory awards issued to you by the Company) or (b) purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of equity securities either (i) granted to you by the Company as part of your compensation or (ii) held, directly or indirectly, by you.

Pledging Transactions and Margin Accounts. You are prohibited from holding directly or indirectly owned Company securities in a margin account or pledging such securities as collateral for a loan without the prior approval of the Company’s Board of Directors. In reviewing requests for approval, the Board of Directors may consider a variety of factors, including, without limitation: the size of the pledge relative to the individual’s other holdings, both direct and indirect, and the Company’s shares outstanding; the nature and size of the associated transaction and the risk of foreclosure, including the financial capacity to repay the loan; protections against the appearance of insider trading, including prohibitions on transactions during trading black-outs; and, as applicable, the ability to timely report transactions on Form

4.

G. PRE-CLEARANCE OF TRADES

The Company’s directors and officers and any other persons identified as being subject to preclearance requirements must obtain pre-clearance prior to trading the Company’s securities. If you are subject to pre-clearance requirements, you should submit a pre-clearance request to the Deputy General Counsel at least two business days prior to your desired trade date. The person requesting pre-clearance will be asked to certify that he or she is not in possession of material nonpublic information about the Company. The Deputy General Counsel is under no obligation to approve a transaction submitted for preclearance and may determine not to permit the transaction.

If the Deputy General Counsel is the requester, then the Company’s Chief Executive Officer, Chief Financial Officer, or their delegate, must pre-clear or deny any trade. All trades must be executed within two business days of any pre-clearance.

Even after preclearance, a person may not trade the Company’s securities if they become subject to a blackout period or aware of material nonpublic information prior to the trade being executed.

H. EXCEPTIONS TO TRADING RESTRICTIONS

There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving the Company’s securities because you are aware of material nonpublic information, are subject to a special blackout period or are otherwise restricted under this Policy.

The following are certain limited exceptions to the blackout period restrictions imposed by the Company under this Policy:

1.
stock option exercises where the purchase of stock options is paid in cash and shares continue to be held by the option holder after the exercise is finalized;

2.
receipt and vesting of stock options, RSUs, restricted stock or other equity compensation awards from the Company;
3.
purchases from the employee stock purchase plan; however, this exception does not apply to subsequent sales of the shares;
4.
net share withholding of equity awards where shares are withheld by the Company in order to satisfy tax withholding requirements, so long as the election is irrevocable and made in writing at a time when a trading blackout is not in place and you are not in possession of material nonpublic information;
5.
sell to cover transactions, to the extent approved and implemented by the Company, where shares are withheld by the Company upon vesting of equity awards and sold in order to satisfy tax withholding requirements; however, this exception does not apply to any other market sale for the purposes of paying required withholding;
6.
trades made pursuant to a valid 10b5-1 trading plan approved by the Company (see below);
7.
purchases of the Company’s stock in the 401(k) plan resulting from periodic contributions to the plan based on your payroll contribution election; provided, however, that the trading restrictions do apply to elections you make under the 401(k) plan to (a) increase or decrease the percentage of your contributions that will be allocated to a Company stock fund, (b) move balances into or out of a Company stock fund, (c) borrow money against your 401(k) plan account if the loan will result in the liquidation of some or all of your Company stock fund balance, and (d) prepay a plan loan if the pre-payment will result in the allocation of loan proceeds to a Company stock fund;
8.
changes in form of ownership, for example, a transfer from your individual ownership to a trust for which you are the trustee;
9.
transfers by will or by the laws of descent and distribution; however, the trading restrictions under this Policy do apply to any subsequent trading of such securities if the donee is a related party of the donor; and
10.
changes in the number of the Company’s securities you hold due to a stock split or a stock dividend that applies equally to all securities of a class, or similar transactions.

Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. In addition, the limited exceptions set forth in this Section are not exceptions to the pre-clearance requirements of this Policy; therefore, if you are subject to the pre-clearance requirements of this Policy, then you must pre-clear any of these transactions with the Deputy General Counsel. Any other Policy exceptions must be approved by the Deputy General Counsel, in consultation with the Company’s board of directors or an independent committee of the board of directors.

I. 10B5-1 TRADING PLANS

The Company permits its directors, officers and employees to adopt written 10b5-1 trading plans in order to mitigate the risk of trading on material nonpublic information. These plans allow for individuals to enter into a prearranged trading plan as long as the plan is not established, modified or terminated during a blackout period or when the individual is otherwise in possession of material nonpublic information. To be approved by the Company and qualify for the exception to this Policy, any 10b5-1 trading plan adopted by a director, officer or employee must comply with the requirements set forth in the Requirements for Trading Plans attached as Exhibit A, including approval by the Deputy General Counsel.

J. VIOLATIONS OF THIS POLICY

Company directors, officers, employees, consultants, advisors, contractors, agents and other service providers who violate this Policy will be subject to disciplinary action by the Company, including ineligibility for future Company equity or incentive programs or termination of employment or an ongoing relationship with the Company. The Company has full discretion to determine whether this Policy has been violated based on the information available.

There are also serious legal consequences for individuals who violate insider trading laws, including large criminal and civil fines, significant imprisonment terms and disgorgement of any profits gained or losses avoided. You may also be liable for improper securities trading by any person (commonly referred to as a “tippee”) to whom you have disclosed material nonpublic information that you have learned through your position at the Company or made recommendations or expressed opinions about securities trading on the basis of such information.

Please consult with your personal legal and financial advisors as needed. Note that the Company’s legal counsel, both internal and external, represent the Company and not you personally. There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy or under securities laws. If you were aware of the material nonpublic information at the time of the trade, it is not a defense that you did not “use” the information for the trade. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse your failure to comply with this Policy. In addition, a blackout or trading-restricted period will not extend the term of your options. As a consequence, you may be prevented from exercising your options by this Policy or as a result of a blackout or other restriction on your trading, and as a result your options may expire by their term. It is your responsibility to manage your economic interests and to consider potential trading restrictions when determining whether to exercise your options. In such instances, the Company cannot extend the term of your options and has no obligation or liability to replace the economic value or lost benefit to you.

K. PROTECTED ACTIVITY NOT PROHIBITED

Nothing in this Policy, or any related guidelines or other documents or information provided in connection with this Policy, shall in any way limit or prohibit you from engaging in any of the protected activities set forth in the Company’s Whistleblower Policy, as amended from time to time, to the extent the Company has adopted such a policy.

L. REPORTING

If you believe someone is violating this Policy or otherwise using material nonpublic information that they learned through their position at the Company to trade securities, you should report it to the Deputy General Counsel.

M. AMENDMENTS

The Company reserves the right to amend this Policy at any time, for any reason, subject to applicable laws, rules and regulations, and with or without notice, although it will attempt to provide notice in advance of any change. Unless otherwise permitted by this Policy, any amendments must be approved by the Board of Directors of the Company.

EXHIBIT A

REQUIREMENTS FOR TRADING PLANS

For transactions under a trading plan to be exempt from (A) the prohibitions in the Company’s Insider Trading Policy (the “Policy”) of Exodus Movement, Inc. (together with any subsidiaries, collectively the “Company”) with respect to transactions made while aware of material nonpublic information and (B) the pre-clearance procedures and blackout periods established under the Policy, the trading plan must comply with the affirmative defense set forth in Exchange Act Rule 10b5-1 and must meet the following requirements:

1.
The trading plan must be in writing and signed by the person adopting the trading plan.
2.
The trading plan must be adopted at a time when:
a.
the person adopting the trading plan is not aware of any material nonpublic information; and
b.
there is no quarterly, special or other trading blackout in effect with respect to the person adopting the plan.
3.
The trading plan must be entered in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
4.
The individual adopting the trading plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect.
5.
For directors and officers, the first trade under the trading plan may not occur until after the later of (a) three business days following the filing of the Company’s Form 10-Q or Form 10-K for the completed fiscal quarter in which the trading plan was adopted (up to a maximum of 121 days after adoption of the trading plan) and (b) 91 calendar days after adoption of the trading plan. For all others, the first trade under the trading plan may not occur until 31 calendar days after adoption of the trading plan.
6.
The trading plan must have a minimum term of one year (starting from when trades may first occur in accordance with these requirements).
7.
All transactions during the term of the trading plan (except for the “Exceptions to Trading Restrictions” identified in the Policy) must be conducted through the trading plan.
8.
Directors and officers that enter into trading plans must certify that they are: (1) not aware of any material nonpublic information about the Company or the Company securities; and (2) adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act.
9.
You may not enter into overlapping trading plans (subject to certain exceptions). Please consult the Company’s Deputy General Counsel with any questions regarding overlapping trading plans. You may not enter into more than one trading plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction during any rolling 12-month period (subject to certain exceptions). A single-transaction plan is “designed to effect” the purchase or sale of securities as a single transaction when the terms of the plan would, for practical purposes, directly or indirectly require execution in a single transaction.
10.
Regarding modifications:
a.
The trading plan may only be modified when the person modifying the trading plan is not aware of material nonpublic information.
b.
The trading plan may only be modified when there is no quarterly, special or other blackout in effect with respect to the person modifying the plan.
c.
If the modification was made to terms affecting the price, amount, or timing of trades, the modified trading plan must comply with all requirements applicable to new trading plans (including the cooling-off period in paragraph 5).
d.
The modified trading plan must have a minimum duration of one year from the time when trades may first occur under the modified plan in accordance with these requirements.
11.
Within the one year preceding the modification or adoption of a trading plan, a person may not have otherwise modified or adopted a plan more than once.
12.
If the person that adopted the trading plan terminates the plan prior to its stated duration, he or she may not trade in the Company’s securities until after the later of (a) the completion of the next quarterly blackout period after termination (or, if the plan is terminated during a quarterly blackout period, the end of that blackout period) and (b) 30 calendar days after termination.
13.
The Company must be notified of and approve any modification or termination of the trading plan, including any suspension of trading under the plan.
14.
The Company must have authority to require the suspension or cancellation of the trading plan at any time.
15.
If the trading plan grants discretion to a stockbroker or other person with respect to the execution of trades under the plan:
a.
trades made under the trading plan must be executed by someone other than the stockbroker or other person that executes trades in other securities for the person adopting the trading plan;
b.
the person adopting the trading plan may not confer with the person administering the trading plan regarding the Company or its securities; and
c.
the person administering the trading plan must provide prompt notice to the Company of the execution of a transaction pursuant to the plan.
16.
All transactions under the trading plan must be in accordance with applicable law.
17.
The trading plan (including any modified trading plan) must meet such other requirements as the Deputy General Counsel may determine.
18.
Prior to entering into the trading plan, it must be submitted to the Company’s Deputy General Counsel with an executed certificate stating that the trading plan complies with Rule 10b5-1 and the criteria set forth above.